UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-35610 (Commission file number)	26-4753208 (IRS Employer Identification No.)

2345 Eastlake Ave. East, Suite 201, Seattle, Washington 98102
(Address of principal executive offices and zip code)

(800) 351-3902
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 28, 2015, Atossa Genetics Inc. (“Atossa” or the “Company”) received a letter from NASDAQ that the Company was not in compliance with NASDAQ Listing Rule 5550(a)(2) – bid price, because the Company's common stock failed to maintain a minimum closing bid price of $1.00 per share for 30 consecutive business days. The Company has until March 28, 2016 to regain compliance. In the event the Company does not regain compliance by then, the Company may be eligible for additional time if at that time it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period, including by effecting a reverse stock split, if necessary. The letter also states that the NASDAQ staff will provide written notification that the Company has regained compliance if the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

The NASDAQ notice has no immediate effect on the listing or trading of Atossa’s common stock on the NASDAQ Stock Market. The Company intends to actively monitor the bid price for its common stock between now and March 28, 2016, and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement.

Forward-looking statements in this report are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by NASDAQ, compliance with NASDAQ rules, the Company’s ability to maintain the listing of the Company’s common stock on the NASDAQ Stock Market or any market, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOSSA GENETICS INC.

Date: October 2, 2015	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary